Exhibit 99.1

Scripps reports Q2 2023 financial results

Aug. 4, 2023

CINCINNATI – The E.W. Scripps Company (NASDAQ: SSP) delivered $583 million in revenue and $112 million in segment profit for the second quarter of 2023. Loss attributable to the shareholders of Scripps was $682 million or $8.10 per share. A non-cash goodwill impairment charge and restructuring costs for the quarter accounted for $8.01 of the per share loss.

Notes on results:

•The WNBA Friday Night Spotlight on ION began its run on May 26 and has been steadily growing audience. Ratings for games on ION have grown 42% since the inaugural broadcast and continue to grow. Also, Scripps’ new independent stations in Las Vegas and Salt Lake City will begin running the Stanley Cup Champion Vegas Golden Knights National Hockey League games with the preseason in late September. Advertising demand for both Scripps Sports properties has been strong.
•In the Local Media segment, Scripps expects to have successfully renegotiated most of the pay TV households up for renewal this year by the end of the third quarter. The 2023 renewals account for 75% of Scripps’ total station footprint.
•The Scripps Networks segment exceeded second-quarter revenue guidance. Higher ratings and increased demand in the scatter market drove the improvement. The portfolio’s second-quarter CTV revenue was up 18% year over year, fueled by audience growth, timing of network launches on streaming platforms and increases in hours of viewing.
•Despite a solid second-quarter performance from Scripps Networks, a longer-than-anticipated advertising recession and ongoing macroeconomic headwinds led the company to record a $686 million non-cash charge to reduce the carrying value of goodwill in the networks business.
•In late June, Scripps News began running live news programs on many of Scripps’ local television stations as part of their daily lineups. Scripps News programs have replaced very early-morning local newscasts (e.g., 4:30 a.m.) to free up local resources to concentrate on high-quality news production in the higher viewership time periods.
•The company decided to increase the size of its revolver to $585 million and use the revolver to pay down its term loan B-1, which was scheduled to mature in October 2024. The new revolver better aligns with the company’s current scale and provides additional financial flexibility.

From Scripps President and CEO Adam Symson:

“In our Local Media segment, we are pleased to be making good progress on our distribution renewals, netting Scripps significant increases to market rate and leading to mid-teens distribution revenue growth this year as well as significant net distribution margin expansion. In local advertising, the most positive story was the return of automotive spending – our second-largest core advertising category. Automotive has now shown year over year growth for four consecutive quarters.

“At Scripps Networks, scatter market demand and audience ratings were better than we had anticipated for the second quarter, and we look forward to the rebound of our portfolio revenue upon the return of the national advertising marketplace.

“Our Scripps Sports division came to life in the second quarter with the launch of the WNBA on ION. We are very pleased to be attracting a large number of fans to this Friday night franchise, and recent games have surpassed WNBA ratings on other networks, including ESPN. We also are garnering premium advertising rates above our traditional ION programming lineup. Through free, paid and connected TV, we are thrilled to be bringing the excitement of women’s professional basketball to a much greater number of Americans each week. Women’s sports is at the earliest stages of its rightful recognition in the marketplace, and we’re pleased to play an important role in its growth in value.

“We’re also looking ahead to the start of our exclusive local distribution partnership with the Vegas Golden Knights, kicking off on Sept. 24. The Stanley Cup champions have an avid fan base and are beloved across the western U.S. We will be broadcasting their games in nine Scripps television markets, and local, regional and national advertising demand is strong.

“Scripps Sports and Scripps News are both important components to the reorganization we began at the start of the year. The reorganization is positioning the company to capture opportunities in the industry growth areas of news, sports and entertainment; TV distribution platforms including over the air and connected TV; and datacasting and other businesses enabled by our large spectrum footprint. We continue to expect to realize savings of at least $40 million through centralization and consolidation of layers of management as well as advances in newsroom technology and organizational structure that also allow us to put more reporters into the community and deepen our local coverage.”

Operating results
Total second-quarter company revenue was $583 million, a decrease of 2% or $11.6 million from the prior-year quarter. Costs and expenses for segments, shared services and corporate were $471 million, up from $463 million in the year-ago quarter.

Loss attributable to the shareholders of Scripps was $682 million or $8.10 per share. The pre-tax costs for the quarter included a non-cash goodwill impairment charge for Scripps Networks of $686 million as well as an $8 million restructuring charge, increasing the loss attributable to shareholders by $8.01 per share. In the prior-year quarter, income attributable to shareholders was $29.2 million or 32 cents per share.

Second-quarter 2023 results by segment compared to prior-period amounts:

Local Media
Revenue was $352 million, down 1% from the prior-year quarter.

•Core advertising revenue decreased 5.2% to $149 million.

•Political revenue was $3.8 million, compared to $24 million in the prior-year quarter, an election year.

•Distribution revenue increased 14% to $195 million.

Segment expenses decreased 1.4% to $271 million, reflecting lower audience ratings services costs and advertising and promotion expenditures.

Segment profit was $81 million, compared to $80.7 million in the year-ago quarter.

Scripps Networks
Revenue was $231 million, down 3.2% from the prior-year quarter. Segment expenses were $171 million, up 3.2% from the prior-year quarter because of higher employee costs and distribution fees.

Segment profit was $60.3 million, compared to $73.3 million in the year-ago quarter.

Financial condition
On June 30, cash and cash equivalents totaled $39.3 million, and total debt was $3 billion.

During the first six months of 2023, we made mandatory principal payments of $9.3 million on our term loans.

Preferred stock dividends paid in 2023 were $24 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

On July 31, the company entered into the Eighth Amendment to the Third Amended Restated Credit Agreement, increasing our revolver borrowing capacity by $185 million to $585 million. We used borrowings on the revolver to pay down the remaining $283 million balance of our term loan maturing in 2024.

Year-to-date operating results
The following comparisons are to the period ending June 30, 2022:

In 2023, revenue was $1.1 billion, which compares to revenue of $1.2 billion in 2022. Political revenue was $7.4 million, compared to $30.8 million in the prior year.

Costs and expenses for segments, shared services and corporate were $926 million, up from $913 million in the year-ago period, reflecting higher employee costs and distribution fees at Scripps Networks.

Loss attributable to the shareholders of Scripps was $714 million or $8.49 per share. The pre-tax costs for the 2023 period included a non-cash goodwill impairment charge for Scripps Networks of $686 million as well as a $24.5 million restructuring charge, increasing the loss attributable to shareholders by $8.18 per share. In the prior year, income attributable to shareholders was $39 million or 42 cents per share. Pre-tax costs for the prior year included $1.6 million of acquisition and related integration costs as well as a $1.2 million gain on extinguishment of debt for the redemption of senior notes.

Looking ahead Comparisons for our segments are to the same period in 2022.

Looking ahead
Comparisons for our segments are to the same period in 2022.

Third-quarter 2023
Local Media revenue	Down mid-single-digit percent range
Local Media expense	Up low-single-digit percent range
Scripps Networks revenue	Down in the 10 percent range
Scripps Networks expense	Up low-single-digit percent range
Shared services and corporate	About $22 million

Updated full-year 2023
Interest paid	Between $190-$200 million
Capital expenditures	Between $65-$75 million
Taxes paid	Between $30-$40 million
Depreciation and amortization	Between $155-$165 million

Conference call
The senior management of The E.W. Scripps Company will discuss the company’s quarterly results during a telephone conference call at 9:30 a.m. Eastern today. To access the live webcast, visit http://ir.scripps.com and find the link under “upcoming events.”

To access the conference call by telephone, dial (877) 226-8152 (U.S.) or (234) 720-6982 (international) and give the access code 221779 approximately five minutes before the start of the call. Investors and analysts will need the name of the call (“Scripps earnings call”) to be granted access. The public is granted access to the conference call on a listen-only basis.

A replay line will be open from 12:30 p.m. Eastern time Aug. 4 until midnight Sept. 3. The domestic number to access the replay is (866) 207-1041 and the international number is (402) 970-0847. The access code for both numbers is 7872133.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date such statements are made.

Media contact: Michael Perry, The E.W. Scripps Company, (513) 259-4718, michael.perry@scripps.com
Investor contact: Investor contact: Carolyn Micheli, The E.W. Scripps Company, (513) 977-3732, carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of 61 stations in 41 markets. The Scripps Networks reach nearly every American through the national news outlets Court TV and Scripps News and popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2023	2022	2023	2022

Operating revenues	$582,836	$594,467	$1,110,614	$1,160,173
Segment, shared services and corporate expenses	(471,086)	(462,892)	(926,432)	(913,453)
Acquisition and related integration costs	—	—	—	(1,642)
Restructuring costs	(7,992)	—	(24,503)	—
Depreciation and amortization of intangible assets	(38,628)	(41,019)	(77,171)	(80,764)
Impairment of goodwill	(686,000)	—	(686,000)	—
Gains (losses), net on disposal of property and equipment	(358)	(1,577)	(1,254)	(4,058)
Operating expenses	(1,204,064)	(505,488)	(1,715,360)	(999,917)
Operating income (loss)	(621,228)	88,979	(604,746)	160,256
Interest expense	(52,275)	(36,011)	(101,113)	(72,510)
Gain on extinguishment of debt	—	—	—	1,234
Defined benefit pension plan income	134	662	268	1,325
Miscellaneous, net	(675)	2,170	(1,178)	1,763
Income (loss) from operations before income taxes	(674,044)	55,800	(706,769)	92,068
Benefit (provision) for income taxes	4,215	(14,060)	18,400	(27,963)
Net income (loss)	(669,829)	41,740	(688,369)	64,105
Preferred stock dividends	(12,577)	(12,577)	(25,153)	(25,153)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$(682,406)	$29,163	$(713,522)	$38,952

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company:	$(8.10)	$0.32	$(8.49)	$0.42

Weighted average diluted shares outstanding	84,296	87,820	84,024	90,048
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our business segments based upon our management and internal reporting structures, as well as the basis on which our chief operating decision maker makes resource-allocation decisions.
Our Local Media segment includes our 61 local broadcast stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 12 CW affiliates - four on full power stations and eight on multicast; five independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunications companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlets Court TV and Scripps News (formerly Newsy), as well as popular entertainment brands ION, Bounce, Defy TV, Grit, ION Mystery and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and digital distribution. These operations earn revenue primarily through the sale of advertising.

Our respective business segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our business segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the business segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, restricted cash, property and equipment primarily used for corporate purposes and deferred income taxes.

Our chief operating decision maker evaluates the operating performance of our business segments and makes decisions about the allocation of resources to our business segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding the operating results of our business segments is as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2023	2022	Change	2023	2022	Change

Segment operating revenues:
Local Media	$352,219	$355,819	(1.0)%	$664,142	$682,480	(2.7)%
Scripps Networks	231,229	238,929	(3.2)%	447,702	477,997	(6.3)%
Other	3,773	3,893	(3.1)%	7,529	8,044	(6.4)%
Intersegment eliminations	(4,385)	(4,174)	5.1%	(8,759)	(8,348)	4.9%
Total operating revenues	$582,836	$594,467	(2.0)%	$1,110,614	$1,160,173	(4.3)%

Segment profit (loss):
Local Media	$81,017	$80,742	0.3%	$126,860	$135,135	(6.1)%
Scripps Networks	60,343	73,297	(17.7)%	111,869	158,373	(29.4)%
Other	(6,279)	(4,349)	44.4%	(7,811)	(5,462)	43.0%
Shared services and corporate	(23,331)	(18,115)	28.8%	(46,736)	(41,326)	13.1%
Acquisition and related integration costs	—	—		—	(1,642)
Restructuring costs	(7,992)	—		(24,503)	—
Depreciation and amortization of intangible assets	(38,628)	(41,019)		(77,171)	(80,764)
Impairment of goodwill	(686,000)	—		(686,000)	—
Gains (losses), net on disposal of property and equipment	(358)	(1,577)		(1,254)	(4,058)
Interest expense	(52,275)	(36,011)		(101,113)	(72,510)
Gain on extinguishment of debt	—	—		—	1,234
Defined benefit pension plan income	134	662		268	1,325
Miscellaneous, net	(675)	2,170		(1,178)	1,763
Income (loss) from operations before income taxes	$(674,044)	$55,800		$(706,769)	$92,068

Operating results for our Local Media segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2023	2022	Change	2023	2022	Change

Segment operating revenues:
Core advertising	$149,449	$157,671	(5.2)%	$290,762	$315,008	(7.7)%
Political	3,846	24,009	(84.0)%	7,371	29,777	(75.2)%
Distribution	195,266	171,126	14.1%	358,707	330,708	8.5%
Other	3,658	3,013	21.4%	7,302	6,987	4.5%
Total operating revenues	352,219	355,819	(1.0)%	664,142	682,480	(2.7)%
Segment costs and expenses:
Employee compensation and benefits	110,468	105,254	5.0%	216,182	209,970	3.0%
Programming	119,774	118,847	0.8%	237,826	237,450	0.2%
Other expenses	40,960	50,976	(19.6)%	83,274	99,925	(16.7)%
Total costs and expenses	271,202	275,077	(1.4)%	537,282	547,345	(1.8)%
Segment profit	$81,017	$80,742	0.3%	$126,860	$135,135	(6.1)%

Operating results for our Scripps Networks segment were as follows:

	Three Months Ended June 30,			Six Months Ended June 30,
(in thousands)	2023	2022	Change	2023	2022	Change

Total operating revenues	$231,229	$238,929	(3.2)%	$447,702	$477,997	(6.3)%
Segment costs and expenses:
Employee compensation and benefits	33,580	29,827	12.6%	63,753	59,442	7.3%
Programming	90,678	87,779	3.3%	178,084	169,778	4.9%
Other expenses	46,628	48,026	(2.9)%	93,996	90,404	4.0%
Total costs and expenses	170,886	165,632	3.2%	335,833	319,624	5.1%
Segment profit	$60,343	$73,297	(17.7)%	$111,869	$158,373	(29.4)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)	As of June 30, 2023	As of December 31, 2022

ASSETS
Current assets:
Cash and cash equivalents	$39,304	$18,027
Other current assets	639,850	625,914
Total current assets	679,154	643,941
Investments	23,267	23,144
Property and equipment	450,861	458,600
Operating lease right-of-use assets	109,114	117,869
Goodwill	2,234,574	2,920,574
Other intangible assets	1,774,272	1,821,254
Programming	417,584	427,962
Miscellaneous	13,907	17,661
TOTAL ASSETS	$5,702,733	$6,431,005

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$83,680	$82,710
Unearned revenue	14,272	18,183
Current portion of long-term debt	18,612	18,612
Accrued expenses and other current liabilities	332,679	365,500
Total current liabilities	449,243	485,005
Long-term debt (less current portion)	2,919,317	2,853,793
Other liabilities (less current portion)	905,984	961,382
Total equity	1,428,189	2,130,825
TOTAL LIABILITIES AND EQUITY	$5,702,733	$6,431,005

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with rights to receive dividends or dividend equivalents, such as our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and, therefore, exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022

Numerator (for basic and diluted earnings per share)
Net income (loss)	$(669,829)	$41,740	$(688,369)	$64,105
Less income allocated to RSUs	—	(872)	—	(1,105)
Less preferred stock dividends	(12,577)	(12,577)	(25,153)	(25,153)
Numerator for basic and diluted earnings per share	$(682,406)	$28,291	$(713,522)	$37,847
Denominator
Basic weighted-average shares outstanding	84,296	83,270	84,024	83,030
Effect of dilutive securities	—	4,550	—	7,018
Diluted weighted-average shares outstanding	84,296	87,820	84,024	90,048

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses free cash flow, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Free cash flow is calculated as non-GAAP Adjusted EBITDA (as defined below), plus reimbursements received from the FCC for repack expenditures, less capital expenditures, preferred stock dividends, interest payments, income taxes paid (refunded) and mandatory contributions to defined retirement plans.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense (benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of these non-GAAP measures to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2023	2022	2023	2022

Net income (loss)	$(669,829)	$41,740	$(688,369)	$64,105
Provision (benefit) for income taxes	(4,215)	14,060	(18,400)	27,963
Interest expense	52,275	36,011	101,113	72,510
Gain on extinguishment of debt	—	—	—	(1,234)
Defined benefit pension plan income	(134)	(662)	(268)	(1,325)
Share-based compensation costs	9,174	4,557	12,649	13,883
Depreciation	15,137	15,812	30,190	31,182
Amortization of intangible assets	23,491	25,207	46,981	49,582
Impairment of goodwill	686,000	—	686,000	—
Losses (gains), net on disposal of property and equipment	358	1,577	1,254	4,058
Acquisition and related integration costs	—	—	—	1,642
Restructuring costs	7,992	—	24,503	—
Miscellaneous, net	675	(2,170)	1,178	(1,763)
Adjusted EBITDA	120,924	136,132	196,831	260,603
Capital expenditures	(16,814)	(12,368)	(25,110)	(24,955)
Proceeds from FCC Repack	—	541	—	1,742
Preferred stock dividends	(12,000)	(12,000)	(24,000)	(24,000)
Interest paid	(31,889)	(15,509)	(93,862)	(68,177)
Income taxes paid, net of tax indemnification reimbursements	(20,569)	(47,209)	(12,890)	(46,778)
Mandatory contributions to defined retirement plans	(383)	(253)	(630)	(506)
Free cash flow	$39,269	$49,334	$40,339	$97,929